Exhibit (18)

Revised November 23, 2021

FORTUNE V SEPARATE ACCOUNT

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

1.	INTRODUCTION

The Fortune V Separate Account (the “Account”) of Universal Life Insurance Company (the “Company” or Universal Life”) is a separate account established in 2007 pursuant to applicable provisions of the Puerto Rico Insurance Code. In May 2021, the Account registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a management investment company, following the repeal of an exemption in section 6(a)(1) of the 1940 Act.

The Company, through the Account, currently offers investors three different versions of the annuity contracts (the “Contracts”), with varying surrender charges (CDSCs or sales loads) and varying Variable Account Charges. An optional enhanced death benefit is also offered, for an additional charge. These are deemed to be different “classes” of contracts, or classes of shares, which in turn are deemed to be ‘senior securities’ within the meaning of section 18(f) of the 1940 Act (which generally prohibits or severely restricts the issuance of senior securities by registered open-end management investment companies).

Accordingly, to comply with section 18(f), this Multiple Class Plan (the “Plan”) is adopted by the Board of Directors (the “Board”) of the Account, including a majority of its directors who are not “interested persons” (as defined in the 1940 Act) of the Account (the “Independent Directors”), pursuant to Rule 18f-3(d) under the 1940 Act, with respect to each Sub-Account of the Account, to ensure compliance with the 1940 Act. Rule 18f-3 permits registered management investment companies to issue multiple classes of shares, subject to compliance with it conditions and requirements.

Most other registered management investment companies (e.g., mutual funds) can simply adopt a Multiple Class Plan in reliance on Rule 18f-3 under the 1940 Act. However, the Account cannot simply rely on and adopt a plan under Rule 18f-3 because it is required to register on an SEC Form (Form N-3) that does not permit reliance on Rule 18f-3 (the rule only applies to companies, like mutual funds, registered on Form N-1A). Therefore, although the Account and this Plan will comply with Rule 18f-3, the Account has applied to the U.S. Securities and Exchange Commission (“SEC”) for an exemptive order to permit reliance on Rule 18f-3.1

The Board, including a majority of the Independent Directors, has determined that this Plan, including the allocation of expenses, is in the best interest of the Account as a whole, each Sub-Account, and each Class of Shares.

[1]	The Account is also adopting a “Rule 12b-1 Plan” in connection with the three versions of the Contracts with different surrender charges. The SEC exemptive application also seeks relief from a shareholder voting requirement in Rule 12b-1.

2.	CLASS STRUCTURE AND CHARACTERISTICS OF FORTUNE V

As noted above, the Account offers investors different versions of the annuity contracts, with different liquidity options and death benefits. These versions have varying surrender charges (CDSCs or sales loads) and varying Variable Account Charges, and the Company also offers an optional enhanced death. In the Fortune V Separate Account, the L Share and C Share Classes, as compared to the base B Share Class, have shorter surrender charge (CDSC) periods and higher Variable Account Charges. Specifically,

(1)	Class B: the base Universal VIA Contract has a nine year CDSC and a 1.40% Variable Account Charge;

(2)	Class L: the Universal VIA with Liquidity Rider Contract has a four year CDSC and a 1.75% Variable Account Charge; and

(3)	Class C: the Universal VIA Select Contract has no CDSC and a 1.95% Variable Account Charge.

Fortune V deducts expenses from the net assets of the Account each business day for investment management, administrative and distribution services. Investment management expenses generally include investment management, portfolio accounting and custodial services. Administrative expenses cover expenses of administration and operations of Fortune V and the Contracts.

The base Variable Account Charge (also known as a mortality & expense risk charge) currently is 1.40% (the “Base Variable Account Charge”) on an annualized basis and compensates Universal Life for administrative and distribution expenses, as well as expenses associated with issuing, maintaining, and assuming certain risks and providing benefits in connection with the Contract. The election of any available options may increase the Variable Account Charges. Universal Life deducts all Variable Account Charges from the Variable Account each business day based on the value of the Variable Account. The Base Variable Account Charge is not a Covered Expense (as defined below) for purposes of this Plan and therefore will not apply differently to different classes.

Liquidity Options. Each class of Fortune V accumulation units (“Units”) provides different liquidity options and bears, in addition to the Base Variable Account Charge, different Surrender Charges and Variable Account Charges in excess of the Base Variable Account Charge (collectively, “Covered Expenses”). Currently,2 these are as follows:

Universal VIA “B-Share”

●	Surrender Charge = 8%, decreasing by (8/8/7/6/5/4/3/2/1) until reaching 0% after nine years

●	Total Variable Account Charge = 1.40%

[2]	Different classes and charge structures may be offered in the future.

Universal VIA with Liquidity Rider “L-Share”

●	Optional Liquidity Rider purchased for an annual fee of 0.35% of the daily Net Asset Value in the Variable Account

●	Surrender Charge = 8%, decreasing by (8/8/7/6) until reaching 0% after four years

●	Total Variable Account Charge = 1.75% (1.40% + 0.35% Optional Liquidity Rider fee)

Universal VIA Select “C-Share”

●	No Surrender Charge from day one

●	Total Variable Account Charge = 1.95% (1.40% + 0.55% Select Benefit – No Surrender Charge option)

One-Year Enhanced Death Benefit Option. Each class of Fortune V Contracts includes a Standard Death Benefit (the greater of Contract Value at death or adjusted purchase payments) that is provided at no additional cost. An optional enhanced “annual step-up” death benefit (the highest Contract Value on any Contract Anniversary prior to age 86, if higher than the standard death benefit) is also available to all classes of Contracts for an additional charge currently at an annual rate of 0.20% of applicable Variable Account value (this charge also a Covered Expense).

The death benefit options may also be deemed to be different “classes” since they carry different asset based charges and also result in different Unit values. Accordingly, for purposes of this Plan, there are currently six classes being offered for sale: the B, L, and C share liquidity option classes, each with a Standard Death Benefit class and an Enhanced Death Benefit class.3

Sub-Accounts. The Account is divided into separate Sub-Accounts; each Sub-Account consists of segregated and separately managed pools of assets (shares of underlying mutual funds).

The liquidity and death benefit options can only be elected at Contract issuance and cannot thereafter be changed.

Different options may be offered in the future, with different charges. Similarly, different classes and charge structures were offered in the past. Specifically, in 2011 the Base Variable Account Charge was reduced from 1.65% to the current 1.40% for new Contracts, and in 2013 the charge for the Liquidity Rider (L share contracts) was increased from 0.10% to the current 0.35% for new Contracts. This means that for in-force (outstanding) Contracts, there are four additional ‘classes’ of Contracts (in addition to the six currently being offered for sale) with different levels of asset based charges (and therefore different Unit values):

(A) 1.65 % for B share Contracts sold before 2011 without the enhanced death benefit;

[3]	However, the Rule 12b-1 Plan is based on distribution arrangements and the death benefit options are not relevant to the distribution arrangements; hence, for purposes of the Rule 12b-1 Plan, there are only three classes (the B, L, and C share liquidity options).

(B) 1.85 % for B share Contracts sold before 2011 with the enhanced death benefit (1.65% plus 0.20%);

(C) 1.50% for L share Contracts sold between 2011 and 2013 without the enhanced death benefit (1.40% plus 0.10%); and

(D) 1.70% for L share Contracts sold between 2011 and 2013 with the enhanced death benefit (1.40% plus 0.10% plus 0.20%).

The 1.75% charge for the L share Contracts sold between 2008 (introduction of the L share rider) and 2011, with the enhanced death benefit, is the 1.65% Base Variable Account Charge plus the 0.10% Liquidity Charge rider fee. This is the same as the current 1.75% charge, calculated as the 1.40% Base Variable Account Charge plus the 0.35% Liquidity Charge rider fee. Each different level of asset based charges results in different accumulation unit values, and each different accumulation unit value is deemed to be a different ‘class’ for purposes of section 18(f) of the 1940 Act.

Any income, gain, loss and expenses of Fortune V not allocated to specific classes as described above shall be charged to Fortune V and allocated to each class of Fortune V Units in a manner consistent with Rule 18f-3(c)(1) under the 1940 Act.

From time to time, the Board may create and offer additional classes of Contracts or Units, or may vary the characteristics described above of the existing classes of Contracts or Units in accordance with the terms and conditions hereof.

3.	INCOME AND EXPENSE ALLOCATION

Each Sub-Account’s income, investment gains and losses shall be allocated based on the net assets of the Sub-Account attributable to each Class. Except for Class Expenses, all expenses incurred by a Sub-Account are allocated among the Class B, Class L, and Class C Shares based on the net assets of the Sub-Account attributable to each Class in relation to the entire net asset value of the Sub-Account.

A.	Anticipated Class Expenses. Currently, Class Expenses shall include:

1.	The amounts by which the Variable Account Charge for Classes L and C exceed the Variable Account Charge for Class B;

2.	The amounts by which the Variable Account Charge for Class B, and the charge for the Liquidity Rider, vary based on the date of issue of the Contracts; and

3.	The additional asset-based charge for the Enhanced Death Benefit.

B.	Other Class Expenses. Other Class Expenses are not currently anticipated to be incurred by Contract Owners. However, to the extent not borne by Universal Life, they may include, among other things:

1.	reinsurance fees and costs attributable to a specific Class of Shares;

2.	transfer agency fees and shareholder servicing expenses identified as being attributable to a specific Class of Shares;

3.	Puerto Rico insurance or securities registration or notification fees incurred by a specific Class of Shares;

4.	SEC registration fees incurred by a specific Class of Shares;

5.	accounting, audit and tax expenses relating to a specific Class of Shares;

6.	fees and other payments made to service providers for holders of a particular Class of Shares, including maintenance of individual brokerage accounts and custody accounts as well as related and unrelated sub-accounting services;

7.	the expenses of administrative personnel and services required to provide recordkeeping and support the holders of a specific Class of Shares;

8.	litigation or other legal expenses relating only to a specific Class of Shares;

9.	Director’s fees incurred as a result of time spent addressing issues relating only to a specific Class of Shares;

10.	legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxy materials to current holders of a specific Class of Shares; and

11.	such other expenses actually incurred in a different amount by a Class or related to a Class’ receipt of services of a different kind or to a different degree than other Classes.

Expenses of a Sub-Account allocated to a particular Class of Shares of that Sub-Account are borne on a pro rata basis by each outstanding Share of that Class. Income, realized and unrealized capital gains and losses, and expenses not allocated to a specific Class, are allocated to each Class of Shares of a Sub-Account on the basis of the net asset value of that Class in relation to the entire net asset value of the Sub-Account.

4.	VOTING RIGHTS

Each Share class has exclusive voting rights with respect to matters that exclusively affect such Class. For example, after the initial adoption of the Rule 12b-1 Plan, only Class L Shares and Class C Shares would vote on matters with respect to applicability and effect of the Account’s Rule 12b-1 Plan on their Class.

5.	CLASS DESIGNATION

Subject to the appropriate approval by the Board, the Account may alter the nomenclature for the designation of one or more Classes of Shares.

6.	ADDITIONAL INFORMATION

This Plan is qualified by and subject to the terms of the Contracts and the then current prospectus for the Account; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan or in the Contracts. The prospectus for the Account contains additional information about the Classes, the Account, and the Account’s multiple class structure.

Adopted: November 12, 2021

Revised: November 23, 2021